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As filed with the Securities and Exchange Commission on June 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENBRIDGE ENERGY PARTNERS, L.P.
(exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4610 (Primary Standard Industrial Classification Code Number)	39-1715850 (I.R.S. Employer Identification No.)
1100 Louisiana Street, Suite 3300 Houston, Texas 77002 (713) 821-2000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	Chris Kaitson 1100 Louisiana Street, Suite 3300 Houston, Texas 77002 (713) 821-2000 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
William N. Finnegan IV
C. Michael Harrington
Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760
713-758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

4.75% Notes due 2013	$200,000,000	100%	$200,000,000	$16,180

5.95% Notes due 2033	$200,000,000	100%	$200,000,000	$16,180

(1)
Determined in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

        The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject To Completion, Dated June 30, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

Enbridge Energy Partners, L.P.

Offer to Exchange up to

$200,000,000 of 4.75% Series B Notes due 2013
that have been registered under the Securities Act of 1933

for

$200,000,000 of 4.75% Series A Notes due 2013
that have not been registered under the Securities Act of 1933

and

$200,000,000 of 5.95% Series B Notes due 2033
that have been registered under the Securities Act of 1933

for

$200,000,000 of 5.95% Series A Notes due 2033
that have not been registered under the Securities Act of 1933

        Please read "Risk Factors" beginning on page 6 for a discussion of factors you should consider before participating in the exchange offers.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the "Commission." In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such document, as the case may be.

        This prospectus incorporates business and financial information about us that is not included in or delivered with the document. This information is available without charge upon written or oral request directed to: Investor Relations, Enbridge Energy Partners, L.P., 1100 Louisiana Street, Suite 3300, Houston, Texas 77002; telephone number: (866) 337-4636. To obtain timely delivery, you must request the information no later than                        , 2003.

TABLE OF CONTENTS

Page
SUMMARY	1
Enbridge Energy Partners, L.P.	1
Exchange Offers	1
Terms of the Exchange Notes	4
Risk Factors	5
RISK FACTORS	6
Risks Related to Our Business	6
Our financial performance could be adversely affected if our pipeline systems are used less.	6
Changes in our tariff rates or challenges to our tariff rates could have a material adverse effect on our financial condition and results of operations.	6
Competition may reduce our revenues.	7
Our gas marketing operations involve market and certain regulatory risks.	8
Our results may be adversely affected by commodity price volatility and risks associated with our hedging activities.	8
Compliance with environmental and operational safety regulations, including any remediation of soil or water pollution or hydrostatic testing of our pipeline systems, may increase our costs and reduce our revenues.	8
Failure of pipeline operations due to unforeseen interruptions or catastrophic events may adversely affect our business and financial condition.	9
Our acquisition strategy may be unsuccessful if we incorrectly predict operating results, are unable to integrate acquired assets or businesses or are unable to raise financing on acceptable terms.	9
Oil measurement losses on the Lakehead system can be materially impacted by changes in estimation, commodity price differentials and other factors.	9
The interests of Enbridge Inc. may differ from our interests and the interests of our securityholders, and the board of directors of Enbridge Management may consider the interests of all parties to a conflict, not just the interests of our securityholders, in making important business decisions.	10
Canada's ratification of the Kyoto Protocol may adversely impact our operations.	10
Risks Related to the Exchange Notes	10
The exchange notes will be senior unsecured obligations. As such, the exchange notes will be effectively junior to any secured debt we may have, to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the exchange notes and to the existing and future secured debt of any subsidiaries that guarantee the exchange notes.	10

i

A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only us to satisfy claims.	10
Unless an active trading market for the exchange notes develops, you may be unable to sell the exchange notes or to sell the exchange notes at a price you deem sufficient.	11
We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.	11
USE OF PROCEEDS	12
RATIO OF EARNINGS TO FIXED CHARGES	12
EXCHANGE OFFERS	13
Purpose and Effect of the Exchange Offers	13
Resale of Exchange Notes	15
Terms of the Exchange Offers	16
Expiration Date	17
Extensions, Delays in Acceptance, Termination or Amendment	17
Conditions to the Exchange Offers	17
Procedures for Tendering	18
Withdrawal of Tenders	19
Fees and Expenses	20
Transfer Taxes	20
Consequences of Failure to Exchange	20
Accounting Treatment	21
Other	21
DESCRIPTION OF EXCHANGE NOTES	22
General	22
Additional Issuances	24
Optional Redemption	24
Ranking	25
Potential Guarantee of Notes by Subsidiaries	26
Addition and Release of Subsidiary Guarantors	26
Certain Covenants	27
Merger, Amalgamation, Consolidation and Sale of Assets	29
Events of Default, Remedies and Notice	30
Defeasance and Discharge	32
Amendment and Waiver	33
Book-Entry System	35
No Personal Liability of General Partner or Enbridge Management	37
Regarding the Trustee	37
Governing Law	37
Certain Definitions	37
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	40
PLAN OF DISTRIBUTION	40
LEGAL MATTERS	41
EXPERTS	41
WHERE YOU CAN FIND MORE INFORMATION	42
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	43
LETTER OF TRANSMITTAL	ANNEX A
LETTER OF TRANSMITTAL	ANNEX B

        As used in this prospectus, "we," "us," "our" and "Enbridge Partners" mean Enbridge Energy Partners, L.P. and include our subsidiaries; "Enbridge Energy Company" means Enbridge Energy Company, Inc., our general partner; "Enbridge Management" means Enbridge Energy Management, L.L.C., the delegate of our general partner; and "Enbridge Inc." means Enbridge Inc., the indirect parent of our general partner.

ii

SUMMARY

        This summary highlights information included or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offers and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offers, you should read this entire prospectus carefully, including the financial data and related notes incorporated by reference in this prospectus and the "Risk Factors" section beginning on page 6 of this prospectus.

Enbridge Energy Partners, L.P.

        We are a publicly traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation assets and natural gas gathering, treating, processing, transmission and marketing assets in the United States. Our Class A common units are traded on the New York Stock Exchange under the symbol "EEP." We were formed in 1991 by Enbridge Energy Company to own and operate the Lakehead system, which is the U.S. portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada. A subsidiary of Enbridge Inc. owns the Canadian portion of the system. Enbridge Inc., which is based in Calgary, Canada, provides energy transportation, distribution and related services in North America and internationally.

        We began to diversify geographically and operationally by acquiring a crude oil gathering and transportation system known as the North Dakota system in May 2001, and a natural gas gathering, treating, processing and transmission system known as the East Texas system in November 2001. In October 2002, we acquired Enbridge Energy Company's Midcoast, Northeast Texas and South Texas systems, which materially increased the size and diversity of our business.

        Enbridge Management is a Delaware limited liability company that was formed in May 2002. Enbridge Management's shares representing limited liability company interests are traded on the New York Stock Exchange under the symbol "EEQ." Its principal asset is a class of our limited partner interests, referred to as "i-units." Enbridge Management's principal activity is managing and controlling our business and affairs. Under a Delegation of Control Agreement, our general partner delegated substantially all of its power and authority to manage and control our business and affairs to Enbridge Management. Our general partner, through its direct ownership of the voting shares of Enbridge Management, elects all of the directors of Enbridge Management.

        Our principal executive offices are located at 1100 Louisiana Street, Suite 3300, Houston, Texas 77002 and our telephone number is (713) 821-2000.

Exchange Offers

        On May 27, 2003, we completed private offerings of the outstanding notes. As part of those private offerings, we entered into registration rights agreements with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable efforts to complete the exchange offers within 210 days after the date we issued the outstanding notes. The following is a summary of the exchange offers.

Outstanding Notes	On May 27, 2003, we issued $200 million aggregate principal amount of 4.75% Notes due 2013 and $200 million aggregate principal amount of 5.95% Notes due 2033.

Exchange Notes	4.75% Notes due 2013 and 5.95% Notes due 2033. The terms of each series of the exchange notes are substantially identical to those terms of each respective series of outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes do not apply to the exchange notes.
Exchange Offers	We are offering to exchange:
	—	up to $200 million principal amount of our 4.75% Notes due 2013 that have been registered under the Securities Act of 1933, or the Securities Act, for an equal amount of our outstanding 4.75% Notes due 2013, and
	—	up to $200 million principal amount of our 5.95% Notes due 2033 that have been registered under the Securities Act for an equal amount of our outstanding 5.95% Notes due 2033, to satisfy our obligations under the registration rights agreements that we entered into when we issued the outstanding notes in transactions exempt from registration under the Securities Act.
Expiration Date	Each exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we decide to extend it.
Condition to the Exchange Offers	The registration rights agreements do not require us to accept outstanding notes for exchange if the applicable exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the Commission. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to either exchange offer.
Procedures for Tendering Outstanding Notes	To participate in an exchange offer, you must follow the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the applicable exchange offer, a computer-generated message known as an "agent's message" that is transmitted through ATOP and that DTC confirm that:
		•	DTC has received instructions to exchange your notes; and
		•	you agree to be bound by the terms of the applicable letter of transmittal.
For more details, please read "Exchange Offers—Terms of the Exchange Offers" and "Exchange Offers—Procedures for Tendering."
Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer. Please read "Exchange Offers—Withdrawal of Tenders."
Acceptance of Outstanding Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the applicable exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date and acceptance of the outstanding notes for exchange. Please read "Exchange Offers—Terms of the Exchange Offers."
Fees and Expenses	We will bear all expenses related to the exchange offers. Please read "Exchange Offers—Fees and Expenses."
Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making these exchange offers solely to satisfy our obligations under our registration rights agreements.
Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in the applicable exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under our registration rights agreements. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.
U.S. Federal Income Tax Consequences	The exchange of exchange notes for outstanding notes in the applicable exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read "Material Federal Income Tax Consequences."

Exchange Agent	We have appointed SunTrust Bank as the exchange agent for the exchange offers. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:
SunTrust Bank c/o Computer Share Trust Co. Wall Street Plaza 88 Pine Street, 19th Floor New York, New York 10005
Eligible institutions may make requests by facsimile at (212) 701-7636.

Terms of the Exchange Notes

        The exchange notes will be identical to the outstanding notes, except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes.

        The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read "Description of Exchange Notes."

Issuer	Enbridge Energy Partners, L.P.
Securities Offered	$200,000,000 principal amount of 4.75% Notes due 2013. $200,000,000 principal amount of 5.95% Notes due 2033.
Interest Rates	2013 notes—4.75% per annum. 2033 notes—5.95% per annum.
Interest Payment Dates	Interest on the exchange notes will be paid semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2003, to holders of record as of May 15 and November 15, respectively.
Maturities	2013 Notes—June 1, 2013. 2033 Notes—June 1, 2033.
Optional Redemption	We may redeem the exchange notes for cash, in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium.
Ranking	The notes:
• are our senior unsecured indebtedness;
• rank equally in right of payment with all our existing and future unsubordinated indebtedness; and
• are effectively junior in right of payment to any secured indebtedness that we may have and to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries, which own all of our operating assets.

We conduct substantially all of our business through our subsidiaries. The exchange notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of any of our subsidiaries. As of March 31, 2003, our subsidiaries had approximately $578.4 million of indebtedness to unaffiliated third parties. See "Description of Exchange Notes—Ranking."
The indenture does not limit the amount of unsecured debt we may incur. The indenture contains restrictions on our ability to incur secured debt unless the same security is also provided for the benefit of holders of the notes.
Certain Covenants	We issued the outstanding notes, and will issue the exchange notes, under an indenture with SunTrust Bank, as trustee. The indenture includes certain covenants, including limitations on:
• securing indebtedness by liens on principal properties; and
• engaging in sale-leaseback transactions.
These covenants are subject to a number of important exceptions, limitations and qualifications that are described under "Description of Exchange Notes—Certain Covenants."
The indenture provides for events of default, including default on other significant indebtedness.
Transfer Restrictions; Absence of a Public Market for the Notes	The exchange notes generally will be freely transferable, but will also be new securities for which there will not initially be a market.
Form of Exchange Notes	The exchange notes of each series will be represented by one or more global notes. The global exchange notes of each series will be deposited with the trustee, as custodian for DTC.
The global exchange notes of each series will be shown on, and transfers of the global exchange notes of each series will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.
Same-Day Settlement	The exchange notes will trade in DTC's Same Day Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the exchange notes will be settled in immediately available funds.
Trading	We do not expect to list either series of the exchange notes for trading on any securities exchange.
Trustee, Registrar and Exchange Agent	SunTrust Bank.
Governing Law	The exchange notes and the indenture relating to the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors

        Please read "Risk Factors," beginning on page 6 of this prospectus, for a discussion of certain factors that you should consider before participating in either exchange offer.

RISK FACTORS

        In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, you should consider carefully the risks described below before deciding whether to participate in the exchange offers.

Risks Related to Our Business

Our financial performance could be adversely affected if our pipeline systems are used less.

        Our financial performance depends to a large extent on the volumes transported on our pipeline systems. Decreases in the volumes transported by our systems, whether caused by supply or demand factors in the markets these systems serve, or otherwise, can directly and adversely affect our revenues and results of operations.

        The volume of shipments on the Lakehead system depends heavily on the supplies of western Canadian crude oil. Insufficient supplies of western Canadian crude oil will adversely affect our business by limiting shipments on the Lakehead system. Crude oil deliveries on the Lakehead system have declined from the prior year in each of the last three calendar years, largely because of decreases in conventional crude oil exploration and production activities in western Canada. The volume of crude oil that we transport on the Lakehead system also depends on the demand for crude oil in the Great Lakes and Midwest regions of the United States and the delivery by others of crude oil and refined products into these regions and the Province of Ontario. Pipeline capacity for the delivery of crude oil to the Great Lakes and Midwest regions of the United States currently exceeds refining capacity.

        In addition, our ability to increase deliveries to expand the Lakehead system in the future depends on increased supplies of western Canadian crude oil. We expect that growth in future supplies of western Canadian crude oil will come from oil sands projects in the Province of Alberta, Canada. Furthermore, full utilization of additional capacity as a result of our current and future expansions of the Lakehead system, including the Terrace expansion program, will largely depend on these anticipated increases in crude oil production from oil sands projects.

        The volume of shipments on the East Texas, Midcoast, Northeast Texas and South Texas systems depends on the supply of natural gas and natural gas liquids, or "NGLs," available for shipment on those systems from the producing regions that supply these systems. Volumes shipped on these systems also are affected by the demand for natural gas and NGLs in the markets these systems serve. Existing customers may not extend their contracts if the availability of natural gas from the Mid-Continent, Gulf Coast and East Texas producing regions was to decline or if the cost of transporting natural gas from other producing regions through other pipelines into the markets served by the East Texas, Midcoast, Northeast Texas or South Texas systems was to render the delivered cost of natural gas on our systems uneconomical. We may be unable to find additional customers to replace the lost demand or transportation fees.

Changes in our tariff rates or challenges to our tariff rates could have a material adverse effect on our financial condition and results of operations.

        The tariff rates charged by several of our existing pipeline systems are regulated by the Federal Energy Regulatory Commission, or "FERC," and/or various state regulatory agencies. If the tariff rates we are permitted to charge our customers for use of our regulated pipelines are lowered by one of these regulatory agencies on its own initiative or as a result of challenges by third parties, the profitability of our pipeline businesses may suffer. Even if we are permitted to raise our tariff rates for a particular pipeline, there may be significant delay between the time the tariff rate increase is approved and the time that the rate increase actually goes into effect, which delay could further reduce our cash flow. Furthermore, competition from other pipeline systems may prevent us from raising our tariff rates even if regulatory agencies permit us to do so. The regulatory agencies that regulate our systems periodically propose and implement new rules and regulations, terms and conditions of services subject to their jurisdiction. New initiatives or orders may adversely affect the tariff rates charged for our services.

        In a 1995 decision involving the Lakehead system, the FERC partially disallowed the inclusion of income taxes in our cost of service. In another FERC proceeding involving an unrelated oil pipeline limited partnership, the FERC ruled that the oil pipeline limited partnership could not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and non-corporate entities. These decisions might adversely affect our FERC-regulated pipelines and/or services in connection with future rate increases and in defending our existing rates against challenges by our customers. Any significant difficulty in increasing or defending our rates could adversely affect the results of our operations.

        In 1998, when the Kansas pipeline system became subject to FERC jurisdiction, the FERC established initial rates based upon an annual cost of service of approximately $31 million. Since that time, these initial rates have been the subject of various ongoing challenges that remain unresolved. Although the FERC issued a favorable decision, the case has been appealed to a U. S. district court. An adverse decision by the court could adversely affect us for the period during which the initial rates were in effect.

Competition may reduce our revenues.

        The Lakehead system faces competition for transporting western Canadian crude oil from other pipelines, which may reduce its revenues. The Lakehead system competes with other crude oil and refined product pipelines and other methods of delivering crude oil and refined products to the refining centers of Minneapolis-St. Paul, Minnesota; Chicago, Illinois; Detroit, Michigan; Toledo, Ohio; Buffalo, New York; and Sarnia, Ontario and the refinery market and pipeline hub located in the Patoka/Wood River area of southern Illinois. Refineries in the markets served by the Lakehead system compete with refineries in western Canada, the Province of Ontario and the Rocky Mountain region of the United States for supplies of western Canadian crude oil.

        We also encounter competition in our natural gas gathering, processing and transmission businesses. Many of the large wholesale customers served by our systems' transmission and wholesale customer pipelines have multiple pipelines connected or adjacent to their facilities. Thus, many of these wholesale customers have the ability to purchase natural gas directly from a number of pipelines and/or from third parties that may hold capacity on other pipelines. Likewise, most natural gas producers and owners have alternate gathering and processing facilities available to them. In addition, they have other alternatives, such as building their own gathering facilities or, in some cases, selling their natural gas supplies without processing. Some of our natural gas marketing competitors have greater financial resources and access to larger supplies of natural gas than those available to us, which could allow those competitors to price their services more aggressively than we do.

        Enbridge Inc. has agreed with us that, so long as one of its affiliates is our general partner, Enbridge Inc. and its subsidiaries may not engage in or acquire any business that is in direct material competition with our businesses, subject to the following exceptions:

  •
  Enbridge Inc. and its subsidiaries are not restricted from continuing to engage in businesses, including the normal development of such businesses, in which they were engaged at the time of our initial public offering in December 1991;

  •
  such restriction is limited geographically only to those routes and products for which we provided transportation at the time of our initial public offering;

  •
  Enbridge Inc. and its subsidiaries are not prohibited from acquiring any competitive business as part of a larger acquisition, so long as the majority of the value of the business or assets acquired, in Enbridge Inc.'s reasonable judgment, is not attributable to the competitive business; and

  •
  Enbridge Inc. and its subsidiaries are not prohibited from acquiring any competitive business if that business is first offered for acquisition to us and we fail to approve, after submission to a vote of unitholders, the making of the acquisition.

        Since we were not engaged in any aspect of the natural gas business at the time of our initial public offering, Enbridge Inc. and its subsidiaries are not restricted from competing with us in all aspects of the natural gas business. In addition, Enbridge Inc. and its subsidiaries would be permitted to transport crude oil and liquid petroleum over routes that are not the same as the Lakehead system even if such transportation is in direct material competition with our business.

        This agreement also expressly permitted the reversal by Enbridge Inc. in 1999 of one of its pipelines that extends from Sarnia, Ontario to Montreal, Quebec. As a result of this reversal, Enbridge Inc. competes with us to supply crude oil to the Ontario, Canada market. This competition from Enbridge Inc. has reduced our deliveries of crude oil to the province of Ontario.

Our gas marketing operations involve market and certain regulatory risks.

        As part of our gas marketing activities, we purchase natural gas at prices determined by prevailing market conditions. Following our purchase of natural gas, we generally resell natural gas at a higher price under a sales contract that is comparable in terms to our purchase contract, including any price escalation provisions. The profitability of our natural gas marketing operations may be affected by the following factors:

  •
  our ability to negotiate on a timely basis natural gas purchase and sales agreements in changing markets;

  •
  reluctance of wholesale customers to enter into long-term purchase contracts;

  •
  consumers' willingness to use other fuels when natural gas prices increase significantly;

  •
  timing of imbalance or volume discrepancy corrections and their impact on financial results;

  •
  the ability of our customers to make timely payment; and

  •
  changes in, limitations upon, or elimination of the regulatory authorization required for our wholesale sales of natural gas in interstate commerce.

Our results may be adversely affected by commodity price volatility and risks associated with our hedging activities.

        We buy and sell natural gas in connection with our marketing activities. Commodity price exposure is inherent in gas purchase and resale activities and in gas processing. To the extent that we engage in hedging activities to reduce our commodity price exposure, we may be prevented from realizing the full benefits of price increases above the level of the hedges. Further, hedging contracts are subject to the credit risk that the other party may prove unable or unwilling to perform its obligations under such contracts.

Compliance with environmental and operational safety regulations, including any remediation of soil or water pollution or hydrostatic testing of our pipeline systems, may increase our costs and reduce our revenues.

        Our pipeline operations are subject to federal and state laws and regulations relating to environmental protection and operational safety. Pipeline operations always involve the risk of costs or liabilities or operational modifications related to environmental protection and operational safety matters. As a result, we may incur costs or liabilities of this type, or experience a reduction in revenues, in the future. It is also possible that we will have to pay amounts in the future because of changes in environmental and safety laws or enforcement policies or claims for environmentally related damage to persons or property. We may not be able to recover these costs from insurance or through higher tariffs.

Failure of pipeline operations due to unforeseen interruptions or catastrophic events may adversely affect our business and financial condition.

        Operation of a complex pipeline system involves many risks, hazards and uncertainties, such as operational hazards and unforeseen interruptions caused by events beyond our control. These events include adverse weather conditions, accidents, the breakdown or failure of equipment or processes, the performance of the facilities below expected levels of capacity and efficiency and catastrophic events such as explosions, fires, earthquakes, hurricanes, floods, landslides or other similar events beyond our control. A casualty occurrence might result in injury or loss of life or extensive property or environmental damage for which we may bear a part or all of the cost.

Our acquisition strategy may be unsuccessful if we incorrectly predict operating results, are unable to integrate acquired assets or businesses or are unable to raise financing on acceptable terms.

        The acquisition of complementary energy delivery assets is a component of our strategy. Acquisitions present various risks and challenges, including:

  •
  the risk of incorrect assumptions regarding the future results of the acquired operations or expected cost reductions or other synergies expected to be realized as a result of acquiring such operations;

  •
  the risk of failing to effectively integrate the operations or management of acquired assets or businesses or a significant delay in such integration;

  •
  diversion of management's attention from existing operations; and

  •
  the ability to finance the acquisition in a manner consistent with our credit profile.

Oil measurement losses on the Lakehead system can be materially impacted by changes in estimation, commodity price differentials and other factors.

        Oil measurement losses occur as part of the normal operating conditions associated with our liquid petroleum pipelines. The three types of oil measurement losses include:

  •
  physical losses, which occur through evaporation, shrinkage, differences in measurement between receipt and delivery locations and other operational incidents;

  •
  degradation losses, which result from mixing at the interface between higher quality light crude oil and lower quality heavy crude oil in pipelines; and

  •
  revaluation losses, which are a function of crude oil prices, the level of the carrier's inventory and the inventory positions of customers.

        There are inherent difficulties in quantifying oil measurement losses because physical measurements of volumes are not practical due to the fact that products constantly move through the pipeline and virtually all of the pipeline system is located underground. In our case, measuring and quantifying oil measurement losses is especially difficult because of the length of the Lakehead system and the number of different grades of crude oil and types of crude oil products it carries. Accordingly, we utilize engineering-based models and operational assumptions to estimate product volumes in our system and associated oil measurement losses.

The interests of Enbridge Inc. may differ from our interests and the interests of our securityholders, and the board of directors of Enbridge Management may consider the interests of all parties to a conflict, not just the interests of our securityholders, in making important business decisions.

        Enbridge Inc. indirectly owns all of the stock of Enbridge Energy Company, our general partner, and all of the voting stock of Enbridge Management, and elects all of the directors of both companies. Furthermore, some of the directors and officers of Enbridge Energy Company and of Enbridge Management are also directors and officers of Enbridge Inc. Consequently, conflicts of interest could arise between us and Enbridge Inc.

        We do not have any employees. In managing our business and affairs, we will rely on employees of Enbridge Inc. and its affiliates, who will act on behalf of and as agents for us. A decrease in the availability of employees from Enbridge Inc. could adversely affect us.

Canada's ratification of the Kyoto Protocol may adversely impact our operations.

        In December 2002, Canada ratified the Kyoto Protocol, a 1997 treaty designed to reduce global greenhouse gas emissions, and agreed to reduce such levels to 6% below 1990 levels. We and Enbridge Inc. are assessing and evaluating the Canadian federal government's approach to implementation. Until these plans become certain, we will not be able to quantify the impact, if any, on our operations.

Risks Related to the Exchange Notes

The exchange notes will be senior unsecured obligations. As such, the exchange notes will be effectively junior to any secured debt we may have, to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the exchange notes and to the existing and future secured debt of any subsidiaries that guarantee the exchange notes.

        The exchange notes will be our senior unsecured debt and will rank equally in right of payment with all of our other existing and future unsubordinated debt. The exchange notes will be effectively junior to all our future secured debt, to the existing and future debt of our subsidiaries that do not guarantee the exchange notes and to the secured debt of any subsidiaries that guarantee the exchange notes. Initially, there will be no subsidiary guarantors, and there may be none in the future. If we are involved in any dissolution, liquidation or reorganization, our secured debt holders would be paid before you receive any amounts due under the exchange notes to the extent of the value of the assets securing their debt and creditors of our subsidiaries may also be paid before you may receive any amounts due under the exchange notes. In that event, you may not be able to recover any principal or interest you are due under the exchange notes.

A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only us to satisfy claims.

        Initially, there will be no subsidiary guarantors. In the future, however, if our subsidiaries become guarantors or co-obligors of our funded debt, then these subsidiaries will guarantee our payment obligations under the exchange notes. Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

Unless an active trading market for the exchange notes develops, you may be unable to sell the exchange notes or to sell the exchange notes at a price you deem sufficient.

        The exchange notes will be new securities for which there currently is no established trading market. If a large number of holders of outstanding notes do not tender outstanding notes or tender outstanding notes improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could adversely affect future development of a market for these exchange notes.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

        Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash receipts adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

  •
  to provide for the proper conduct of our business (including reserves for possible rate refunds or future capital expenditures),

  •
  to provide funds for distributions to our unitholders and the general partner for any one or more of the next four calendar quarters, or

  •
  to comply with applicable law or any of our loan or other agreements.

        Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units will likely decrease if we decrease the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize, to service the notes or repay them at maturity. With respect to the four quarters ended March 31, 2003, we distributed $142.7 million to our unitholders (excluding payments of in-kind distributions to the owner of our i-units).

USE OF PROCEEDS

        Each exchange offer is intended to satisfy our obligations under the applicable registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of each series of exchange notes are identical in all respects to the form and terms of the applicable series of outstanding notes, except the exchange notes do not include certain transfer restrictions, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

        We received net proceeds of approximately $395.8 million from the sale of the outstanding notes on May 27, 2003. We used (a) $265 million of the net proceeds from that offering to repay existing loans from Enbridge Inc. affiliates, (b) $110.0 million of the net proceeds to repay a portion of the amount outstanding under our $300 million 364-day revolving credit facility and (c) the remainder of the net proceeds to repay a portion of the amount outstanding under our $300 million three-year revolving credit facility. The borrowings that were repaid were incurred primarily to fund recently completed acquisitions and system expansions.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2003
Ratio of earnings to fixed charges	2.31	2.26	1.98	2.10	2.04	2.41

        For purposes of calculating the ratio of earnings to fixed charges:

  •
  "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

  •
  "earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

EXCHANGE OFFERS

        We sold the outstanding notes on May 27, 2003, pursuant to the purchase agreement dated as of May 20, 2003, by and among us, Enbridge Energy, Limited Partnership and the initial purchasers named therein. The outstanding notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Purpose and Effect of the Exchange Offers

        In connection with the issuance of the outstanding notes, we, Enbridge Energy, Limited Partnership and the initial purchasers entered into registration rights agreements with respect to each series of outstanding notes. Pursuant to the registration rights agreements, we agreed to:

  •
  file with the Commission, no later than 90 days after the closing date of the offering of the outstanding notes, an exchange offer registration statement under the Securities Act for the exchange notes; and

  •
  use our reasonable best efforts to cause the exchange offer registration statement for the exchange notes to become effective no later than 210 days after the closing date.

        When the exchange offer registration statement is effective, we will offer the holders of the outstanding notes who are able to make certain representations described below the opportunity to exchange their notes for the exchange notes in the exchange offers. The exchange offers will be open for a period of at least 20 business days. We will use our reasonable best efforts to cause the exchange offers to be completed within 30 business days after the exchange offer registration statement becomes effective. During the exchange offer period, we will exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration date. The exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes will not apply to the exchange notes.

        Under the existing interpretations by the staff of the Commission, the exchange notes generally will be freely transferable after the exchange offers without further registration under the Securities Act, except that broker-dealers receiving exchange notes in the exchange offers will be subject to a prospectus delivery requirement with respect to resales of those exchange notes. The staff of the Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) by delivery of the prospectus contained in the exchange offer registration statement. Under the registration rights agreements, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of up to 210 days following consummation of the exchange offers for each series of notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

        If you wish to participate in the exchange offers, you will be required to make certain representations, including representations that:

  •
  any exchange notes received by you will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the outstanding notes or of the exchange notes;

  •
  you are not an affiliate, as defined in Rule 405 under the Securities Act, of us, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        If you are not a broker-dealer, you will be required to represent that you are not engaged in, and do not intend to engage in, the distribution of the exchange notes. If you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes.

        We have agreed that if:

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  we are not permitted to consummate an exchange offer because it is not permitted by applicable law or Commission policy;

  •
  we do not consummate the exchange offers within 260 days of the issuance of the outstanding notes;

  •
  any initial purchaser so requests because it holds, following the consummation of the exchange offers, outstanding notes that are not eligible to be exchanged for exchange notes in either exchange offer;

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  any holder (other than an initial purchaser holding outstanding notes acquired directly from us) advises us that it is not permitted to participate in the exchange offers;

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  any holder that participates in the exchange offers does not receive exchange notes that may be sold without restriction under state and federal securities laws and requests us to include the exchange notes in a shelf registration statement; or

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  any of the initial purchasers determines that it is not eligible to participate in the exchange offers with respect to outstanding notes constituting any portion of an unsold allotment in the initial distribution and requests us to include those outstanding notes in a shelf registration statement, then we will file with the Commission a shelf registration statement covering resales of the outstanding notes of the applicable series on or before the later of (i) 20 days after such filing obligation arises and (ii) 90 days from the date of the issuance of the outstanding notes of the applicable series. Holders who wish to sell their outstanding notes under the shelf registration statement must satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

        We will use our reasonable best efforts to cause the shelf registration statement to become effective on or prior to the later of (i) 60 days after such obligation arises and (ii) 210 days after the issuance of the outstanding notes and to remain effective for a period ending on the earlier of:

  •
  the second anniversary of the closing date or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, such shorter period; or

  •
  until there are no longer outstanding any securities eligible for registration under the registration rights agreements.

        A holder of the outstanding notes that sells the outstanding notes pursuant to the shelf registration statement:

  •
  generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser of the outstanding notes;

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  will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales; and

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  will be bound by the provisions of the registration rights agreement applicable to that holder, including indemnification obligations.

        We will pay additional interest on the outstanding notes, over and above the stated interest rate, at a rate of 0.25% per year during the period any of the following conditions exist:

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  we have not filed the exchange offer registration statement or a shelf registration statement on or before the date specified for such filing;

  •
  either of the exchange offer registration statement or the shelf registration statement is not declared effective by the Commission on or before the date specified for such effectiveness;

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  we have not issued exchange notes for all outstanding notes validly tendered in accordance with the terms of the exchange offers within 260 days of the date of the issuance of the outstanding notes; or

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  either of the exchange offer registration statement or shelf registration statement has been declared effective but ceases to be effective.

        During the time that additional interest is accruing, the rate of additional interest will be 0.25% per annum during the first 90-day period and will increase by 0.25% per annum for each subsequent 90-day period, but in no event will the rate exceed 0.50% per annum in the aggregate regardless of the number of Registration Defaults. No additional interest will accrue if we timely file an exchange offer registration statement but are unable to complete the applicable exchange offer because of a change in applicable law and we then proceed timely with the filing and effectiveness of the shelf registration statement. If, after the cure of all Registration Defaults then in effect, there is a subsequent Registration Default, the rate of additional interest for such subsequent Registration Default will initially be 0.25%, regardless of the additional interest rate in effect with respect to any prior Registration Default at the time of the cure of the prior Registration Default.

        The foregoing circumstances under which we may be required to pay additional interest are not cumulative. In no event will the additional interest on the outstanding notes exceed 0.50% per year. Further, any additional interest will cease to accrue when all of the events described above have been cured. Any additional interest will cease to accrue at any time that there are no notes outstanding that are subject to any registration rights under the registration rights agreements.

        The description of the registration rights agreements contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreements that we filed with the Commission as an exhibit to the exchange offer registration statement of which this prospectus is a part.

Resale of Exchange Notes

        Based on no-action letters of the Commission staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

  •
  you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  such exchange notes are acquired in the ordinary course of your business; and

  •
  you do not intend to participate in a distribution of the exchange notes.

        The Commission, however, has not considered the exchange offers for the exchange notes in the context of a no-action letter, and the Commission may not make a similar determination as in the no-action letters issued to these third parties.

        If you tender in the exchange offers with the intention of participating in any manner in a distribution of the exchange notes, you

  •
  cannot rely on such interpretations by the Commission staff; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        Unless an exemption from registration is otherwise available, any securityholder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder's information required by Item 507 of Regulation S-K under the Securities Act.

        This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offers only if you acquired the outstanding notes as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offers

        Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offers. Outstanding notes may be tendered only for exchange notes and only in denominations of $1,000 and integral multiples of $1,000.

        Neither exchange offer is conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange offer.

        As of the date of this prospectus, $200,000,000 in aggregate principal amount of 4.75% Notes due 2013 and $200,000,000 in aggregate principal amount of 5.95% Notes due 2033 are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers.

        We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the "Exchange Act," and the rules and regulations of the Commission. Outstanding notes whose holders do not tender for exchange in the exchange offers will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreements.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the applicable registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

        If you tender outstanding notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offers. Please read "—Fees and Expenses" for more details regarding fees and expenses incurred in connection with the exchange offers.

        We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offers.

Expiration Date

        Each exchange offer will expire at 5:00 p.m., New York City time, on                        , 2003, unless, in our sole discretion, we extend it. We may extend one exchange offer without extending the other.

Extensions, Delays in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or various times, to extend the period of time during which either exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders at any time until the applicable exchange offer expires or terminates. During any such extensions, all outstanding notes previously tendered will remain subject to the applicable exchange offer, and we may accept them for exchange.

        To extend either exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m. New York City time on the business day after the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offers" have not been satisfied, we reserve the right, in our sole discretion

  •
  to delay accepting for exchange any outstanding notes,

  •
  to extend either exchange offer, or

  •
  to terminate either exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreements, we also reserve the right to amend the terms of either exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to holders of the applicable series of outstanding notes. If we amend an exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the applicable outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the applicable exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to an exchange offer, including the waiver of a material condition, we will extend the applicable exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the price of the outstanding notes or in the percentage of outstanding notes being sought by us, we will extend the applicable exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of outstanding notes.

Conditions to the Exchange Offers

        We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if the applicable exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission. Similarly, we may terminate either exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

        We will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "—Purpose and Effect of the Exchange Offers," "—Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

        Additionally, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

        We expressly reserve the right to amend or terminate either exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the applicable series of outstanding notes as promptly as practicable.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offers in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offers.

        Each exchange offer is independent of the other, and the closing of one exchange offer is not conditioned upon the closing of the other.

Procedures for Tendering

        To participate in the exchange offers, you must properly tender your outstanding notes to the exchange agent as described below. We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

        If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent whose address and phone number are described in the applicable letter of transmittal included as Annex A and Annex B to this prospectus.

        All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by a global certificate held by Cede & Co. for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of each exchange offer promptly after the commencement of the exchange offers, and DTC participants may electronically transmit their acceptance of the applicable exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

        By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

        There is no procedure for guaranteed late delivery of the outstanding notes.

        Determinations Under the Exchange Offers.    We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of either exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange.

        When We Will Issue Exchange Notes.    In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under an exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

  •
  a book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

  •
  a properly transmitted agent's message.

        Return of Outstanding Notes Not Accepted or Exchanged.    If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of an exchange offer.

        Your Representations to Us.    By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any exchange notes that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  you are not engaged in and do not intend to engage in the distribution of the exchange notes;

  •
  if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes; and

  •
  you are not our "affiliate," as defined in Rule 405 under the Securities Act.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the ATOP procedures.

        We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the applicable exchange offer.

        Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of an exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date of the applicable exchange offer.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with each exchange offer. They include:

  •
  Commission registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under each exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for exchange notes under the applicable exchange offer, the outstanding notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register outstanding notes under the Securities Act unless the registration rights agreements require us to do so.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offers.

Other

        Participation in an exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF EXCHANGE NOTES

        The exchange notes will be issued and the outstanding notes were issued under an Indenture dated as of May 27, 2003 among Enbridge Energy Partners, L.P., as issuer, and SunTrust Bank, as trustee, as supplemented by the First Supplemental Indenture, dated as of May 27, 2003 and relating to the 4.75% Notes due 2013 and as further supplemented by the Second Supplemental Indenture, dated as of May 27, 2003 and relating to the 5.95% Notes due 2033. References to the "indenture" in this description mean such indenture as so supplemented. The same indenture will govern the outstanding notes and the exchange notes. You can find the definitions of various terms used in this description under "—Certain Definitions" below.

        This description is intended to be a summary of the material provisions of the exchange notes and the indenture. Since this description is only a summary, you should refer to the exchange notes and the indenture, forms of which are available from us, for a complete description of our obligations and your rights.

        References in this Description of Exchange Notes to "we" or "us" mean only Enbridge Energy Partners, L.P., and not its Subsidiaries unless otherwise indicated. References to the "notes" in this section of the prospectus include both the outstanding notes of each series issued on May 27, 2003 and the exchange notes.

        The indenture does not limit the amount of debt securities that we may issue. Debt securities may be issued under the indenture from time to time in separate series, each up to the aggregate amount from time to time authorized for such series.

        If the exchange offer for a series of notes is consummated, holders of outstanding notes of that series who do not exchange their notes for exchange notes of the same series will vote together with the holders of the exchange notes of that series for all relevant purposes under the indenture. In that regard, the indenture requires that some actions by the holders under the indenture (including acceleration after an Event of Default) must be taken, and some rights must be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding debt securities issued under the indenture or of a specified series of debt securities under the indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any outstanding notes of either series that remain outstanding after the exchange offers will be aggregated with the exchange notes of the same series, and the holders of these notes and the exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this description to specified percentages in aggregate principal amount of the outstanding notes of either series mean, at any time after the exchange offer for the outstanding notes of a series is consummated, such percentage in aggregate principal amount of such outstanding notes and the exchange notes of the same series then outstanding.

General

        The Notes.    The notes:

  •
  are our general unsecured, senior obligations;

  •
  constitute two new series of debt securities issued under the indenture, and each series is initially limited to an aggregate principal amount of $200 million;

  •
  mature on June 1, 2013, in the case of the 2013 notes, and on June 1, 2033, in the case of the 2033 notes;

  •
  are not entitled to the benefit of any sinking fund; and

  •
  are issued only in book-entry form represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"), or such other name as may be requested by an authorized representative of DTC, and deposited with the trustee as custodian for DTC.

        Interest.    Interest on the notes:

  •
  accrues at the rate of 4.75% per annum, in the case of the 2013 notes, and 5.95% per annum, in the case of the 2033 notes;

  •
  accrues from May 27, 2003 or the most recent interest payment date;

  •
  is payable in cash semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2003;

  •
  is payable to holders of record on the May 15 and November 15 immediately preceding the related interest payment dates;

  •
  is computed on the basis of a 360-day year consisting of twelve 30-day months; and

  •
  is payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

        Payment and Transfer.    Initially, the notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Notes in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose. Initially, this will be the corporate trust office or agency of the trustee located at Wall Street Plaza, 88 Pine Street, 19th Floor, New York, New York 10005, c/o Computer Share Trust Company.

        Payment of principal of, premium, if any, and interest on notes in global form registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee, as the registered holder of such global notes. If any of the notes is no longer represented by a global note, payments of interest on notes in definitive form may, at our option, be made at the corporate trust office or agency of the trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder of at least $1,000,000 of notes. All funds that we provide to the trustee or a paying agent for the payment of principal of and any premium or interest on any note that remain unclaimed at the end of two years will (subject to applicable abandoned property laws) be repaid to us, and the holder of such note must thereafter look only to us for payment as a general creditor.

        No service charge will be imposed for any registration of transfer or exchange of notes, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable upon transfer or exchange of notes. We are not required to register the transfer of or to exchange any outstanding note (1) selected or called for redemption or (2) within a period of 15 days before mailing notice of any redemption of outstanding notes.

        The registered holder of a note will be treated as its owner for all purposes, and all references in this description to "holders" mean holders of record, unless otherwise indicated.

        Replacement of Securities.    We will replace any mutilated, destroyed, lost or stolen notes at the expense of the holder upon surrender of the mutilated notes to the trustee or evidence of destruction, loss or theft of a note satisfactory to us and the trustee. In the case of a destroyed, lost or stolen note, we may require an indemnity satisfactory to the trustee and to us before a replacement note will be issued.

Additional Issuances

        We may from time to time, without notice or the consent of the holders of the notes of either series, create and issue additional notes of that series ranking equally and ratably with the notes in all respects (except for the payment of interest accruing prior to the issue date of such additional notes), so that such additional notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes.

Optional Redemption

        The notes of each series are redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, in the case of the 2013 notes, and 30 basis points, in the case of the 2033 notes;

plus, in either case, accrued interest to the date of redemption. The actual redemption price, calculated as provided in this description, will be calculated and certified to the trustee and us by the Independent Investment Banker (as defined below).

        Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, if less than all of the outstanding notes are to be redeemed, the redemption date, the redemption price (or the method of calculating it) and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. If less than all the notes are redeemed at any time, the trustee will select the notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate, but beneficial interests in notes in global form will be selected for redemption in accordance with DTC's customary practices.

        For purposes of determining the optional redemption price, the following definitions are applicable:

          "Comparable Treasury Issue" means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes to be redeemed.

          "Comparable Treasury Price" means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

          "Independent Investment Banker" means either Citigroup Global Markets Inc. or Banc of America Securities LLC, as specified by us, and any successor firm, or if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

          "Reference Treasury Dealer" means each of Citigroup Global Markets Inc. and Banc of America Securities LLC, plus two other dealers selected by the trustee that are primary U.S. government securities dealers in New York City and their respective successors; provided, if any of Citigroup Global Markets Inc. or Bank of America Securities LLC or any primary U.S. government securities dealer selected by the trustee shall cease to be a primary U.S. government securities dealer, then such other primary U.S. government securities dealers as may be substituted by the trustee.

          "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

          "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week in which the calculation date falls (or in the immediately preceding week if the calculation date falls on any day prior to the usual publication date for such release) or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date. Any weekly average yields calculated by interpolation or extrapolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

        Except as set forth above, the notes are not redeemable by us prior to maturity, are not entitled to the benefit of any sinking fund and are not subject to repurchase by us at the option of the holders.

Ranking

        The notes will remain unsecured, unless we are required to secure them as described below under "—Certain Covenants—Limitations on Liens." The notes will also remain our unsubordinated obligations and rank equally in contractual right of payment with all of our other existing and future unsubordinated indebtedness.

        We currently conduct substantially all our operations through our Subsidiaries, and our Subsidiaries generate substantially all our operating income and cash flow. As a result, we depend on distributions or advances from our Subsidiaries for funds to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our Subsidiaries cash that we require to pay our debt service obligations, including payments on the notes. The notes are structurally subordinated to all obligations of our Subsidiaries, including claims of trade payables, except for any Subsidiary Guarantees as described below under "—Potential Guarantee of Notes by Subsidiaries." This means that you, as a holder of the notes, will have a junior position to the claims of creditors of such Subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The indenture does not limit the amount of debt we or our Subsidiaries may incur, and it permits us and our Subsidiaries to incur some secured debt in addition to the existing 9.15% first mortgage notes of Enbridge Energy, Limited Partnership.

        As of March 31, 2003, as adjusted to give effect to the application of the net proceeds from the initial offering of the outstanding notes and our May 2003 equity offering, we would have had an aggregate of $1,315.3 million of consolidated indebtedness. Of such amount of indebtedness, $736.9 million represents our indebtedness of which $215.4 million will rank equally in right of payment with the notes, and $578.4 million represents indebtedness of Subsidiaries that will be effectively senior to the notes.

Potential Guarantee of Notes by Subsidiaries

        Initially, the notes will not be guaranteed by any of our Subsidiaries. In the future, however, if any of our Subsidiaries become guarantors or co-obligors of our Funded Debt, then those Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the notes. We refer to any such Subsidiaries as "Subsidiary Guarantors" and sometimes to such guarantees as "Subsidiary Guarantees." Each Subsidiary Guarantor will execute a supplement to the indenture and a notation of guarantee as further evidence of its guarantee.

        The obligations of each Subsidiary Guarantor under its guarantee of the notes will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the Subsidiary Guarantor; and

  •
  any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its guarantee.

Addition and Release of Subsidiary Guarantors

        The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to notes of either series as described below under "—Defeasance and Discharge," then any Subsidiary Guarantee will be released with respect to that series. Further, if no Default has occurred and is continuing under the indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its guarantee:

  •
  automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

  •
  automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

  •
  following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any Funded Debt of ours, except the notes.

        If at any time following any release of a Subsidiary Guarantor from its initial guarantee of the notes pursuant to the third bullet point in the preceding paragraph, the Subsidiary Guarantor again guarantees any of our Funded Debt (other than our obligations under the indenture), then we will cause the Subsidiary Guarantor to again guarantee the notes in accordance with the indenture.

Certain Covenants

        The following is a description of certain covenants of the indenture that limit our ability and the ability of our Subsidiaries to take certain actions.

        Limitations on Liens.    We will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any capital stock of any Restricted Subsidiary, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt of ours or any other Person (other than debt securities issued under the indenture), without in any such case making effective provision whereby all of the notes and other debt securities then outstanding under the indenture are secured equally and ratably with, or prior to, such Debt so long as such Debt is so secured. There is excluded from this restriction:

  •
  any Lien on any property or assets owned by us or any Restricted Subsidiary in existence on the Issue Date or created pursuant to an "after-acquired property" clause or similar term in existence on the Issue Date in any mortgage, pledge agreement, security agreement or other similar instrument applicable to us or any Restricted Subsidiary and in existence on the Issue Date;

  •
  any Lien on any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

  •
  any Lien on any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary), provided that such Lien only encumbers the property or assets so acquired;

  •
  any Lien on any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided that such Lien is not incurred in anticipation of such Person becoming a Restricted Subsidiary;

  •
  any Lien on any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

  •
  any Lien in favor of us or any Restricted Subsidiary;

  •
  any Lien created or assumed by us or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any Subsidiary;

  •
  Permitted Liens;

  •
  any Lien securing Hedging Obligations of us or a Restricted Subsidiary up to an aggregate net amount at any time outstanding equal to the sum of $25.0 million plus 1% of Consolidated Net Tangible Assets;

  •
  any Lien on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by the first nine bullet points, inclusive, above; or

  •
  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in the first ten bullet points, inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of (A) the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement) and (B) the maximum committed principal amount of Debt so secured at such time; provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property or assets (including improvements, alterations and repairs on such property or assets) subject to the Lien so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property or assets).

        Notwithstanding the preceding, under the indenture, we may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or capital stock of a Restricted Subsidiary to secure our Debt or the Debt of any other Person (other than debt securities issued under the indenture) that is not excepted by bullet points one through eleven, inclusive, above without securing the notes and other debt securities issued under the indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all other Liens not excepted by bullet points one through eleven, inclusive, above (but subject to the inclusion specified in the proviso following the two bullet points below), together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by bullet points one through four, inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed at any one time the greater of:

  •
  the amount of Debt then outstanding under the 9.15% first mortgage notes plus 2% of Consolidated Net Tangible Assets; and

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  10% of Consolidated Net Tangible Assets;

provided that, for purposes of both of the determinations above, the amount of any Debt then outstanding that is secured by one or more Liens under the mortgage securing the 9.15% first mortgage notes shall be considered as Debt incurred pursuant to a Lien that is not excepted by bullet points one through eleven, inclusive, of the previous paragraph.

        Restriction on Sale-Leasebacks.    We will not, and will not permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

  •
  the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;

  •
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

  •
  we or such Restricted Subsidiary would be entitled under the limitations on liens covenant described above to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the debt securities issued under the indenture; or

  •
  we or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption or retirement of any unsubordinated Funded Debt of us or any Funded Debt of a Subsidiary of ours, or (B) investment in another Principal Property.

        Notwithstanding the preceding, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by bullet points one through four, inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt (other than debt securities issued under the indenture) secured by Liens upon Principal Properties not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitations on liens covenant described above (but subject to the inclusion specified in the proviso following the two bullet points below) do not exceed at any one time the greater of:

  •
  the amount of Debt then outstanding under the 9.15% first mortgage notes plus 2% of Consolidated Net Tangible Assets; and

  •
  10% of Consolidated Net Tangible Assets;

provided that, for purposes of both of the determinations above, the amount of any Debt then outstanding that is secured by one or more Liens under the mortgage securing the 9.15% first mortgage notes shall be considered as Debt incurred pursuant to a Lien that is not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitation on liens covenant described above.

        Reports.    So long as any notes are outstanding, we will:

  •
  for as long as we are required to file information with the Commission pursuant to the Exchange Act, file with the trustee, within 15 days after we are required to file with the Commission, copies of the annual reports and of the information, documents and other reports that we are required to file with the Commission pursuant to the Exchange Act;

  •
  if we are not required to file information with the Commission pursuant to the Exchange Act, file with the trustee, within 15 days after we would have been required to file with the Commission, financial statements (and with respect to annual reports, an auditors' report by a firm of established national reputation) and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the Commission had we been subject to the reporting requirements of the Exchange Act; and

  •
  make information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act available to holders, securities analysts and prospective purchasers upon request.

        We are required to furnish to the trustee annually a statement as to our compliance with all covenants under the indenture.

Merger, Amalgamation, Consolidation and Sale of Assets

        We will not merge, amalgamate or consolidate with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, whether in a single transaction or series of related transactions, except in accordance with the provisions of our partnership agreement, and unless:

  •
  we are the surviving Person in the case of a merger, or the surviving or transferee Person if other than us:

    —
    is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

    —
    expressly assumes by supplemental indenture satisfactory to the trustee all of our obligations under the indenture and the debt securities issued under the indenture;

  •
  immediately after giving effect to the transaction or series of transactions, no Default or Event of Default has occurred or is continuing;

  •
  if we are not the surviving Person, then each Subsidiary Guarantor, unless it is the Person with which we have consummated a transaction under this provision, has confirmed that its guarantee of the notes will continue to apply to the obligations under the notes and the indenture; and

  •
  we have delivered to the trustee an officers' certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and any other applicable provisions of the indenture.

Thereafter, if we are not the surviving Person, the surviving or transferee Person will be substituted for us under the indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the indenture and the notes. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture and the notes.

Events of Default, Remedies and Notice

        Events of Default.    Each of the following events will be an "Event of Default" under the indenture with respect to a series of notes:

  •
  default in any payment of interest on any note of that series when due, including additional interest payable under the applicable registration rights agreement, that continues for 30 days;

  •
  default in the payment of principal of or premium, if any, on any note of that series when due at its stated maturity, upon redemption or otherwise;

  •
  failure by us or, so long as the notes are guaranteed by a Subsidiary Guarantor, by such Subsidiary Guarantor, to comply for 60 days after notice to us in accordance with the indenture with the other covenants or agreements under the indenture relating to the notes of that series;

  •
  default by us or any of our Subsidiaries in the payment at the stated maturity, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on any Debt then outstanding having a principal amount in excess of the greater of $25 million and 2% of total partners' capital in our partnership, or acceleration of any Debt having a principal amount in excess of the greater of such amounts so that it becomes due and payable prior to its stated maturity and such acceleration is not rescinded within 30 days after notice;

  •
  certain events of bankruptcy, insolvency or reorganization of us or, so long as the notes are guaranteed by a Subsidiary Guarantor, of such Subsidiary Guarantor; or

  •
  so long as the notes are guaranteed by a Subsidiary Guarantor:

    —
    the guarantee by such Subsidiary Guarantor ceases to be in full force and effect, except as otherwise provided in the indenture;

    —
    the guarantee by such Subsidiary Guarantor is declared null and void in a judicial proceeding; or

    —
    such Subsidiary Guarantor denies or disaffirms its obligations under the indenture or its guarantee.

        Exercise of Remedies.    An Event of Default for a particular series of notes will not necessarily constitute an Event of Default for the other series of notes or for any other series of debt securities that may be issued under the indenture. If an Event of Default with respect to a series of notes, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes of that series to be due and payable immediately. If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all debt securities outstanding under the indenture, including the notes, will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

        A default under the third or fourth bullet point above will not constitute an Event of Default with respect to a series of notes until the trustee or the holders of 25% in principal amount of the outstanding notes of that series notify us and, if the notes are then guaranteed by a Subsidiary Guarantor, such Subsidiary Guarantor, of the Default and such default is not cured within 60 days after receipt of notice.

        The holders of a majority in principal amount of the outstanding notes of a particular series may rescind any declaration of acceleration by the trustee or the holders with respect to the notes of that series, but only if:

  •
  rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

  •
  all existing Events of Default with respect to the notes of that series have been cured or waived, other than the nonpayment of principal, premium or interest on the notes of that series that have become due solely by the declaration of acceleration.

        The trustee will not be obligated, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of notes of that series, unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense that may be incurred in exercising such rights or powers. No holder of notes of either series may pursue any remedy with respect to the indenture or the notes of that series, unless:

  •
  such holder has previously given the trustee notice that an Event of Default with respect to the notes of that series is continuing;

  •
  holders of at least 25% in principal amount of the outstanding notes of that series have requested that the trustee pursue the remedy;

  •
  such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense to be incurred in pursuit of the remedy;

  •
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

  •
  the holders of a majority in principal amount of the outstanding notes of that series have not given the trustee a direction that is inconsistent with such request within such 60-day period.

This provision does not, however, affect the right of a holder of a note to sue for enforcement of any overdue payment.

        The holders of a majority in principal amount of the notes of each series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to the notes of that series. The trustee, however, may refuse to follow any direction that:

  •
  conflicts with law;

  •
  is inconsistent with any provision of the indenture;

  •
  the trustee determines is unduly prejudicial to the rights of any holder of notes of that series not taking part in such direction; or

  •
  would involve the trustee in personal liability.

        Notice of Default.    Within 30 days after the occurrence of any Default or Event of Default, we are required to give written notice to the trustee and indicate the status of the Default or Event of Default and what action we are taking or propose to take to cure it. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and any Subsidiary Guarantor have complied with all covenants contained in the indenture and whether any Default or Event of Default has occurred during the previous year.

        If a Default with respect to the notes of a particular series occurs and is continuing and is known to the trustee, the trustee must mail to each holder of notes of that series a notice of the Default within 90 days after the Default occurs. Except in the case of a Default in the payment of principal, premium or interest with respect to the notes of that series, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders of notes of that series.

Defeasance and Discharge

        At any time, we may terminate all our obligations under the indenture as they relate to the notes of either series, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate some of our obligations under the indenture, including our obligations:

  •
  relating to the defeasance trust, including the rights of holders to receive payments from the trust;

  •
  to register the transfer or exchange of the notes of that series;

  •
  to replace mutilated, destroyed, lost or stolen notes of that series; or

  •
  to maintain a registrar and paying agent in respect of the notes of that series.

        At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under or the operation of:

  •
  some of the covenants applicable to the notes of a particular series, including those described under "—Certain Covenants—Limitations on Liens" and "Certain Covenants—Restriction on Sale-Leasebacks;"

  •
  the bankruptcy provisions with respect to a Subsidiary Guarantor; and

  •
  the cross acceleration and the guarantee provisions described under "—Events of Default, Remedies and Notice—Events of Default" above.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes of the defeased series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option for the notes of a particular series, payment of the notes of that series may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to the Subsidiary Guarantor (if any)) or sixth bullet point under "Events of Default, Remedies and Notice—Events of Default." If we exercise either our legal defeasance option or our covenant defeasance option, any Subsidiary Guarantee will terminate with respect to the notes of the defeased series and any security that may have been granted with respect to such notes will be released.

        In order to exercise either defeasance option, we must:

  •
  irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on the notes of the relevant series to redemption or stated maturity, as the case may be;

  •
  comply with other conditions, including that no default with respect to the notes of that series has occurred and is continuing after the deposit in trust; and

  •
  deliver to the trustee an opinion of counsel to the effect that holders of the notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

        In the event of any legal defeasance, holders of the notes of the relevant series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their notes until maturity.

        Although the amount of money and U.S. government obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the notes of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the notes of either series and the notes are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from such Event of Default. We would remain liable for such payments, however.

        In addition, we may discharge all our obligations under the indenture with respect to notes of either series, other than our obligation to register the transfer of and exchange notes of that series, provided that we either:

  •
  deliver all outstanding notes of that series to the trustee for cancellation; or

  •
  all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

Amendment and Waiver

        We may amend the indenture without the consent of any holder of the notes to:

  •
  cure any ambiguity, defect or inconsistency;

  •
  make any change in respect of any series of debt securities issued under the indenture that is not applicable to the notes;

  •
  provide for the assumption by a successor of our obligations under the indenture;

  •
  provide for the addition of any Subsidiary of ours as a Subsidiary Guarantor, or to reflect the release of any Subsidiary Guarantor, in either case as provided in the indenture;

  •
  secure any notes or Subsidiary Guarantee;

  •
  add covenants for the protection of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

  •
  make any change that does not adversely affect the rights under the indenture of any holder;

  •
  add or appoint a successor or separate trustee;

  •
  comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

  •
  establish the form or terms of debt securities of any series to be issued under the indenture.

        In addition, we may amend the indenture if the holders of a majority in principal amount of all affected notes of each series then outstanding under the indenture consent to it. We may not, however, without the consent of each holder of any affected note amend the indenture to:

  •
  reduce the percentage in principal amount of notes of either series whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any notes;

  •
  reduce the principal of or extend the stated maturity of any notes;

  •
  reduce the premium payable upon the redemption of any notes or change the time at which any notes may be redeemed;

  •
  make any notes payable in currency other than U.S. dollars;

  •
  impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder's notes on or after the applicable due date;

  •
  impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's notes;

  •
  release any security that has been granted in respect of the notes, other than in accordance with the indenture;

  •
  make any change in the amendment provisions which require each holder's consent;

  •
  make any change in the waiver provisions; or

  •
  release a Subsidiary Guarantor other than in accordance with the indenture or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to all holders of notes of an affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

        The holders of a majority in principal amount of the outstanding notes of each affected series may waive our compliance with certain covenants on behalf of all holders of notes of such series, including those described under "—Certain Covenants—Limitations on Liens" and "Certain Covenants—Restriction on Sale-Leasebacks." The holders of a majority in principal amount of the outstanding notes of that series may, on behalf of all holders of notes of such series, waive any past Default or Event of Default with respect to the notes of that series, except one in respect of:

  •
  the payment of principal of, or premium, if any, or any interest on any note of that series; or

  •
  a provision of the indenture which cannot be amended without the consent of the holder of each outstanding note affected.

Book-Entry System

        We will issue the exchange notes of each series in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with the trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

        DTC has advised us as follows:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

  •
  DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

  •
  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

        Purchases of notes of either series must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants' records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

        To facilitate subsequent transfers, all notes of either series deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in the listing attached to the omnibus proxy).

        All payments on the global notes will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

        DTC may discontinue providing its service as securities depositary with respect to the notes of either series at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

        Neither we nor the trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to participants or beneficial owners.

        So long as the notes are in DTC's book-entry system, secondary market trading activity in the notes will settle in immediately available funds. All payments on the notes issued as global notes will be made by us in immediately available funds.

No Personal Liability of General Partner or Enbridge Management

        None of Enbridge Energy Company, our general partner, Enbridge Management, its delegate, or their respective directors, officers, employees, incorporators, members and stockholders, as such, will be liable for:

  •
  any of our obligations or the obligations of any Subsidiary Guarantor under the notes, a Subsidiary Guarantee or the indenture; or

  •
  any claim based on, in respect of, or by reason of, such obligations or their creation.

        The preceding paragraph does not change any obligation of our general partner to restore any negative balance in its capital account (maintained by us pursuant to our partnership agreement) upon liquidation of its interest in us.

        By accepting a debt security, each holder will be deemed to have waived and released all liability described in the first paragraph of this section. This waiver and release are part of the consideration for our issuance of the notes. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Regarding the Trustee

        The indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest after a Default has occurred under the indenture and is continuing, it must eliminate the conflict or resign as trustee.

        If an Event of Default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes unless they have offered to the trustee reasonable security and indemnity against the costs and liabilities that it may incur.

        SunTrust Bank, as the trustee under the indenture, may be a depositary for funds of, may make loans to and may perform other routine banking services for us and our affiliates in the normal course of business.

Governing Law

        The indenture, any Subsidiary Guarantees and the notes are governed by New York law.

Certain Definitions

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom

  •
  all current liabilities (excluding (A) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and

  •
  the amount (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time.

        "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed, any purchase money obligation created or assumed by such Person and any guarantee of the foregoing.

        "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute.

        "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

        "Hedging Obligations" means, with respect to any Person, the net obligations (not the notional amount) of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or hydrocarbon hedge contracts or hydrocarbon forward sale contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates or commodity prices.

        "Issue Date" means the date on which notes are initially issued under the indenture.

        "Lien" means, as to any Person, any mortgage, lien, pledge, security interest or other encumbrance in or on, or adverse interest or title of any vendor, lessor, lender or other secured party to or of the Person under conditional sale or other title retention agreement or capital lease with respect to, any property or asset of the Person.

        "Permitted Liens" means

  •
  Liens upon rights-of-way for pipeline purposes;

  •
  any statutory or governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;

  •
  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property or assets;

  •
  Liens for taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;

  •
  Liens arising under, or to secure performance of, leases, other than capital leases;

  •
  any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  •
  any Lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  •
  any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  •
  any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by us or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries;

  •
  any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds; or

  •
  any easements, exceptions or reservations in any property or assets of us or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of our or its business or the business of ourself and our Subsidiaries, taken as a whole.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government, or any agency or political subdivision thereof.

        "Principal Property" means

  •
  any pipeline or terminal property or asset owned or leased by us or any Subsidiary, including any related property or asset employed in the transportation (including vehicles that generate transportation revenues), distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives or petrochemicals, which property or assets are located in the United States or Canada and

  •
  any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located within the United States or Canada,

        except, in the case of either preceding bullet point,

  •
  any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues as provided above), and

  •
  any such property or asset, plant or terminal which, in the opinion of the board of directors of Enbridge Management, is not material in relation to the activities of us and our Subsidiaries, taken as a whole.

        "Restricted Subsidiary" means any of our Subsidiaries owning or leasing, directly or indirectly through ownership in another Subsidiary, any Principal Property.

        "Sale-Leaseback Transaction" means the sale or transfer by us or any Restricted Subsidiary of any Principal Property to a Person (other than us or a Restricted Subsidiary) and the taking back by us or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

        "Securities Act" means the Securities Act of 1933, as amended, and any successor statute.

        "Subsidiary" means, with respect to any Person,

  •
  any other Person of which more than 50% of the total voting power of capital interests (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person;

  •
  in the case of a partnership, any Person of which more than 50% of the partners' capital interests (considering all partners' capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person; or

  •
  any other Person in which such Person or one or more of the Subsidiaries of such Person have the power to control, by contract or otherwise, the board of directors, managers, trustees or equivalent governing body of, or otherwise controls, such other Person.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of material federal income tax consequences relevant to the exchange of exchange notes for outstanding notes and represents the opinion of our counsel, Vinson & Elkins L.L.P. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of exchange notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

        The exchange of exchange notes for outstanding notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the exchange notes as it had in the outstanding notes immediately before the exchange.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the Commission in no-action letters issued to third parties, we believe that you may transfer exchange notes of either series issued under the exchange offers in exchange for the outstanding notes if:

  •
  you acquire the exchange notes in the ordinary course of your business; and

  •
  you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

        You may not participate in the exchange offers if you are:

  •
  our "affiliate" within the meaning of Rule 405 under the Securities Act; or

  •
  a broker-dealer that acquired outstanding notes directly from us.

        Each broker-dealer that receives exchange notes of either series for its own account pursuant to the exchange offers must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as these exchange offers, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 210 days after the consummation of the exchange offers, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

        If you wish to exchange exchange notes of either series for your outstanding notes of the applicable series in the applicable exchange offer, you will be required to make representations to us as described in "Exchange Offers—Purpose and Effect of the Exchange Offers" and "Exchange Offers—Procedures for Tendering—Your Representations to Us" in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the applicable exchange offer. In addition, if you are a broker-dealer who receives exchange notes of either series for your own account in exchange for outstanding notes of the applicable series that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

        We will not receive any proceeds from any sale of exchange notes of either series by broker-dealers. Exchange notes of either series received by broker-dealers for their own account pursuant to the applicable exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the exchange notes; or

  •
  a combination of such methods of resale;

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes of either series that were received by it for its own account pursuant to the applicable exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 210 days after the consummation of the exchange offers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all reasonable expenses incident to the exchange offers (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Vinson & Elkins L.L.P. has issued an opinion about the legality of the exchange notes.

EXPERTS

        The consolidated financial statements of Enbridge Energy Partners, L.P. and the consolidated statement of financial position of Enbridge Energy Company, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K of Enbridge Energy Partners, L.P. for the year ended December 31, 2002 and the Current Report on Form 8-K of Enbridge Energy Partners, L.P. dated May 5, 2003, respectively, and the consolidated financial statements of Enbridge Midcoast Energy, Inc. as of December 31, 2001 and for the period from May 1, 2001 to December 31, 2001 and the consolidated financial statements of Midcoast Energy Resources, Inc. as of December 31, 2000 and for

the period from January 1, 2001 to April 30, 2001 and for each of the two years in the period ended December 31, 2000 incorporated in this prospectus by reference to the Current Report on Form 8-K of Enbridge Energy Partners, L.P. dated October 17, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the Commission. You may read and copy documents we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference room. You can also find our filings at the Commission's website at http://www.sec.gov and on our website at http://www.enbridgepartners.com. Information contained on our website is not part of this prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common units are listed.

        We incorporate by reference in this prospectus the following documents we filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Quarterly Report on Form 10-Q for the three month period ended March 31, 2003; and

  •
  Current Reports on Form 8-K filed on October 31, 2002, April 30, 2003 (excluding Item 9 information), May 5, 2003 (excluding Item 9 information), May 8, 2003, May 29, 2003 and June 20, 2003.

        We also incorporate by reference any future filings we will make with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering made by this prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We intend to furnish or make available to our unitholders within 90 days following the close of our fiscal year end annual reports containing audited financial statements prepared in accordance with generally accepted accounting principles and furnish or make available within 45 days following the close of each fiscal quarter quarterly reports containing unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each of our fiscal years. Our annual report will include a description of any transactions with the general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the general partner or its affiliates for the fiscal year completed, including the amount paid or accrued to each recipient and the services performed.

        This prospectus, which is a part of the exchange offer registration statement, does not contain all of the information found in the exchange offer registration statement. You should refer to the exchange offer registration statement, including its exhibits and schedules, for further information. You may obtain a copy of any or all of this information, the exchange offer registration statement and the Commission filings without charge, by request directed to us at the following address and telephone number:

Investor Relations
Enbridge Energy Partners, L.P.
1100 Louisiana Street, Suite 3300
Houston, Texas 77002
866-337-4636 or
866-EEP-INFO
713-650-9000
investor@enbridgepartners.com

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "continue," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "projection," "strategy" or "will" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

  •
  demand for, the supply of, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids or "NGLs" in the United States, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;

  •
  throughput levels and rates;

  •
  changes in, or challenges to, our tariff rates;

  •
  our ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

  •
  service interruptions in our liquids transportation systems, natural gas transportation systems or natural gas gathering and processing operations;

  •
  shut-downs or cutbacks at refineries, petrochemical plants, utilities or other businesses for which we transport crude oil, natural gas or other products or to whom we sell natural gas;

  •
  changes in laws or regulations to which we are subject;

  •
  our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of existing debt agreements that contain restrictive financial covenants;

  •
  loss of key personnel;

  •
  the effects of competition, in particular, by other pipeline systems;

  •
  hazards and operating risks that may not be covered fully by insurance;

  •
  the condition of the capital markets in the United States;

  •
  the political and economic stability of the oil producing nations of the world; and

  •
  general economic conditions, including rates of inflation and interest rates.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under "Risk Factors" beginning on page 6.

ANNEX A

LETTER OF TRANSMITTAL

         To Tender

Outstanding 4.75% Series A Notes due 2013

of

ENBRIDGE ENERGY PARTNERS, L.P.

Pursuant to the Exchange Offer and Prospectus dated                , 2003

          THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON                        , 2003 (THE "EXPIRATION DATE"), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

The Exchange Agent for the Exchange Offer is:

SunTrust Bank

Attention: Mr. Robert Neff
c/o Computer Share Trust Co.
Wall Street Plaza
88 Pine Street, 19th Floor
New York, New York 10005
 Telephone: (212) 701-7622
 Facsimile: (212) 701-7636

        IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 4.75% SERIES A NOTES DUE 2013 (THE "OUTSTANDING NOTES") FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 4.75% SERIES B NOTES DUE 2013 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT'S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

        The undersigned hereby acknowledges receipt and review of the prospectus, dated                , 2003 (the "Prospectus"), of Enbridge Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Partnership's offer (the "Exchange Offer") to exchange its 4.75% Series B Notes due 2013 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 4.75% Series A Notes due 2013 (the "Outstanding Notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Partnership reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Partnership shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC") pursuant to the procedures set forth in the prospectus under the caption "The Exchange Offers—Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer-generated message known as an "agent's message" to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your Outstanding Notes; and

  •
  You agree to be bound by the terms of this Letter of Transmittal.

        By using the ATOP procedures to tender Outstanding Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

        1.     By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

        2.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Partnership to be necessary or desirable to complete the tender of Outstanding Notes.

        3.     The tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Partnership as to the terms and conditions set forth in the Prospectus.

        4.     The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "Commission"), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Partnership to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") and any such holder that is an "affiliate" of the Partnership within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

        5.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

          a.     the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

          b.     neither you nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes;

          c.     neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes; and

          d.     neither the holder nor any such other person is an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Partnership.

        6.     You may, if you are unable to make all of the representations and warranties contained in paragraph 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of May 27, 2003 relating to the 4.75% Series A Notes due 2013 (the "Registration Rights Agreement"), by and among the Partnership, Enbridge Energy, Limited Partnership and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Partnership in writing at 1100 Louisiana Street, Suite 3800, Houston, Texas 77002, Attention: Chris Kaitson. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Partnership, each of the directors of Enbridge Energy Management, L.L.C., the delegate of the general partner of the Partnership ("Enbridge Management"), each of the officers of Enbridge Management who signs such shelf registration statement on behalf of the Partnership, each person who controls the Partnership within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

        7.     If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

        8.     Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.     Book-Entry Confirmations.

        Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Outstanding Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an agent's message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M. New York City time on the Expiration Date.

2.     Partial Tenders.

        Tenders of Outstanding Notes will be accepted only in denominations of $1,000 and integral multiples of $1,000. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.     Validity of Tenders.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Partnership, in its sole discretion, which determination will be final and binding. The Partnership reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Partnership, be unlawful. The Partnership also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Partnership's interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Partnership shall determine. Although the Partnership intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Partnership, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

ANNEX B

LETTER OF TRANSMITTAL

         To Tender

Outstanding 5.95% Series A Notes due 2033

of

ENBRIDGE ENERGY PARTNERS, L.P.

Pursuant to the Exchange Offer and Prospectus dated                , 2003

          THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON                        , 2003 (THE "EXPIRATION DATE"), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

The Exchange Agent for the Exchange Offer is:

SunTrust Bank

Attention: Mr. Robert Neff
c/o Computer Share Trust Co.
Wall Street Plaza
88 Pine Street, 19th Floor
New York, New York 10005
 Telephone: (212) 701-7622
 Facsimile: (212) 701-7636

        IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 5.95% SERIES A NOTES DUE 2033 (THE "OUTSTANDING NOTES") FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 5.95% SERIES B NOTES DUE 2033 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT'S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

        The undersigned hereby acknowledges receipt and review of the prospectus, dated                , 2003 (the "Prospectus"), of Enbridge Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Partnership's offer (the "Exchange Offer") to exchange its 5.95% Series B Notes due 2033 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 5.95% Series A Notes due 2033 (the "Outstanding Notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Partnership reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Partnership shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC") pursuant to the procedures set forth in the prospectus under the caption "The Exchange Offers—Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer-generated message known as an "agent's message" to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your Outstanding Notes; and

  •
  You agree to be bound by the terms of this Letter of Transmittal.

        By using the ATOP procedures to tender Outstanding Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

        1.     By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

        2.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Partnership to be necessary or desirable to complete the tender of Outstanding Notes.

        3.     The tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Partnership as to the terms and conditions set forth in the Prospectus.

        4.     The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "Commission"), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Partnership to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") and any such holder that is an "affiliate" of the Partnership within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

        5.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

          a.     the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

          b.     neither you nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes;

          c.     neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes; and

          d.     neither the holder nor any such other person is an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Partnership.

        6.     You may, if you are unable to make all of the representations and warranties contained in paragraph 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of May 27, 2003 relating to the 5.95% Series A Notes due 2033 (the "Registration Rights Agreement"), by and among the Partnership, Enbridge Energy, Limited Partnership and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Partnership in writing at 1100 Louisiana Street, Suite 3800, Houston, Texas 77002, Attention: Chris Kaitson. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Partnership, each of the directors of Enbridge Energy Management, L.L.C., the delegate of the general partner of the Partnership ("Enbridge Management"), each of the officers of Enbridge Management who signs such shelf registration statement on behalf of the Partnership, each person who controls the Partnership within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

        7.     If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

        8.     Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.     Book-Entry Confirmations.

        Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Outstanding Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an agent's message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M. New York City time on the Expiration Date.

2.     Partial Tenders.

        Tenders of Outstanding Notes will be accepted only in denominations of $1,000 and integral multiples of $1,000. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.     Validity of Tenders.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Partnership, in its sole discretion, which determination will be final and binding. The Partnership reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Partnership, be unlawful. The Partnership also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Partnership's interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Partnership shall determine. Although the Partnership intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Partnership, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

        Until                  , 2003 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Enbridge Energy Partners, L.P.

Offer to Exchange

Registered

$200,000,000 4.75% Series B Notes due 2013

for

Outstanding

$200,000,000 4.75% Series A Notes due 2013

and

Offer to Exchange

Registered

$200,000,000 5.95% Series B Notes due 2033

for

Outstanding

$200,000,000 5.95% Series A Notes due 2033

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Enbridge Partners

        The partnership agreement of Enbridge Partners provides that Enbridge Partners will indemnify (to the fullest extent permitted by applicable law) certain indemnitees from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with any claim, demand, action, suit or proceeding to which the indemnitee is or was an actual or threatened party and which relates to the partnership agreement of Enbridge Partners or the property, business, affairs or management of Enbridge Partners. This indemnity is available only if the indemnitee acted in good faith, in a manner in which such indemnitee believed to be in, or not opposed to, the best interests of Enbridge Partners and its subsidiaries and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the general partner, any Departing Partner (as defined in the partnership agreement of Enbridge Partners), any affiliate of the general partner or any Departing Partner, any person who is or was a director, officer, employee or agent of the general partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the general partner, any Departing Partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership or limited liability company to the indemnitee in advance, subject to receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the indemnitee is not entitled to indemnification.

        Enbridge Partners will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the indemnitees, whether or not Enbridge Partners would have the power to indemnify such indemnitees against liability under the applicable partnership agreement.

        Subject to any terms, conditions or restrictions set forth in the partnership agreement of Enbridge Partners, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Enbridge Partners, Enbridge Energy Company or Enbridge Management as set forth above, Enbridge Partners, Enbridge Energy Company and Enbridge Management have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Enbridge Management

        Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Enbridge Management's limited liability company agreement provides that Enbridge Management will indemnify the members of the board and the officers of Enbridge Management from liabilities arising in the course of such persons' service to Enbridge Management, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in or not opposed to the best interests of Enbridge Management and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful. Such liabilities include all losses, claims, damages, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interests, settlements and other amounts, provided that with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe its conduct was unlawful. Enbridge Management expects to be included within the same coverage available to Enbridge Energy Company for directors' and officers' liability insurance for potential liability under such indemnification. The holders of shares will not be personally liable for such indemnification.

Item 21. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits:

        Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

  (b)
  Financial Statement Schedules:

        Incorporated herein by reference to Item 8 of Enbridge Energy Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2002.

Item 22. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (a)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (b)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (c)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (6)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 30, 2003.

ENBRIDGE ENERGY PARTNERS, L.P.
By:	ENBRIDGE ENERGY MANAGEMENT, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner
By:	/s/ DAN C. TUTCHER
Dan C. Tutcher President

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below and constitutes and appoints Dan C. Tutcher, J. L. Balko and E.C. Kaitson and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on June 30, 2003.

Signature	Title (of Enbridge Energy Management, L.L.C.)

/s/ DAN C. TUTCHER Dan C. Tutcher	President and Director (Principal Executive Officer)
/s/ M. A. MAKI M. A. Maki	Vice President—Finance (Principal Financial Officer)
/s/ J. L. BALKO J. L. Balko	Controller (Principal Accounting Officer)

/s/ E. C. HAMBROOK E. C. Hambrook	Director
/s/ G. K. PETTY G. K. Petty	Director
/s/ P. D. DANIEL P. D. Daniel	Director
J. A. Connelly	Director
/s/ M. O. HESSE M. O. Hesse	Director

INDEX TO EXHIBITS

Exhibit No.		Description
3.1	—	Certificate of Limited Partnership of Enbridge Partners (incorporated by reference to Exhibit 3.1 to Enbridge Partners' Registration Statement No. 33-43425).
3.2	—	Certificate of Amendment to Certificate of Limited Partnership of Enbridge Partners (Exhibit 3.2 to Enbridge Partners' 2000 Annual Report on Form 10-K/A filed October 9, 2001).
3.3	—	Third Amended and Restated Agreement of Limited Partnership of Enbridge Partners (incorporated by reference to Exhibit 3.1 to Enbridge Partners' Quarterly Report on Form 10-Q filed November 14, 2002).
3.4	—	Amended and Restated Limited Liability Company Agreement of Enbridge Management (incorporated by reference to Exhibit 3.2 to Enbridge Management's Quarterly Report on Form 10-Q filed November 25, 2002).
4.1	—	Form of 2013 Note (included as Exhibit A to the First Supplemental Indenture filed as Exhibit 4.5 to this Registration Statement).
4.2	—	Form of 2033 Note (included as Exhibit A to the Second Supplemental Indenture filed as Exhibit 4.6 to this Registration Statement).
*4.3	—	Registration Rights Agreement dated as of May 27, 2003 by and among Enbridge Partners, Enbridge Energy, Limited Partnership and the Initial Purchasers named therein.
*4.4	—	Registration Rights Agreement dated as of May 27, 2003 by and among Enbridge Partners, Enbridge Energy, Limited Partnership and the Initial Purchasers named therein.
*4.5	—	Indenture dated May 27, 2003, among Enbridge Partners, as Issuer, and SunTrust Bank, as Trustee.
*4.6	—	First Supplemental Indenture dated May 27, 2003 between Enbridge Partners and SunTrust Bank.
*4.7	—	Second Supplemental Indenture dated May 27, 2003 between Enbridge Partners and SunTrust Bank.
*5.1	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
*8.1	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters (included in Exhibit 5.1).
10.1	—	Delegation of Control Agreement (Exhibit 10.2 to Enbridge Partner's Quarterly Report on Form 10-Q filed November 14, 2002)
10.2	—	Amended and Restated Credit Agreement, dated January 24, 2003, among Enbridge Partners, Bank of America, N.A., as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.11 to Enbridge Partners' 2002 Annual Report on Form 10-K filed March 28, 2003).
10.3	—	Amended and Restated 364-Day Credit Agreement, dated January 24, 2003, among Enbridge Partners, Bank of America, N.A., as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.12 to Enbridge Partners' 2002 Annual Report on Form 10-K filed March 28, 2003).
10.4	—	Contribution Agreement (Exhibit 10.1 to Enbridge Partners' Registration Statement on Form S-3/A filed July 8, 2002)
10.5	—	First Amendment to Contribution Agreement (Exhibit 10.8 to Enbridge Partners' Registration Statement on Form S-3/A filed September 24, 2002)
10.6	—	Second Amendment to Contribution Agreement (Exhibit 99.3 to Enbridge Partners' Current Report on Form 8-K filed October 31, 2002)
10.7	—	Amended and Restated Treasury Services Agreement (Exhibit 10.3 to Enbridge Partners' Quarterly Report on Form 10-Q filed November 14, 2002)
10.8	—	Operational Services Agreement (Exhibit 10.4 to Enbridge Partners' Quarterly Report on Form 10-Q filed November 14, 2002)

10.9	—	General and Administrative Services Agreement (Exhibit 10.5 to Enbridge Partners' Quarterly Report on Form 10-Q filed November 14, 2002)
10.10	—	Omnibus Agreement (Exhibit 10.6 to Enbridge Partners' Quarterly Report on Form 10-Q filed November 14, 2002)
10.11	—	Subordinated Promissory Note, dated as of January 24, 2003, given by Enbridge Partners, as borrower, to Enbridge Hungary Liquidity Management Limited Liability Company, as lender.
10.12	—	Subordinated Promissory Note, dated as of January 24, 2003, given by Enbridge Partners, as borrower, to Enbridge Hungary Liquidity Management Limited Liability Company, as lender.
10.13	—	Subordinated Promissory Note, dated as of January 24, 2003, given by Enbridge Partners, as borrower, to Enbridge (U.S.) Inc., as lender.
10.14	—	Note Agreement and Mortgage, dated December 12, 1991 (Exhibit 10.1 to Enbridge Partners' 1991 Form 10-K)
10.15	—	Executive Employment Agreement, dated May 11, 2001, between Dan C. Tutcher, as Executive, and Enbridge Inc., as corporation.
10.16	—	Executive Employment Agreement, dated May 11, 2001, between E. Chris Kaitson, as Executive, and Enbridge Inc., as corporation.
*12.1	—	Computation of ratio of earnings to fixed charges.
21.1	—	List of Subsidiaries of Enbridge Partners (incorporated by reference to Exhibit 21.1 to Enbridge Partners' 2002 Annual Report on Form 10-K filed March 28, 2003).
*23.1	—	Consent of PricewaterhouseCoopers LLP.
*23.2	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
*24.1	—	Power of Attorney (included on the signature page hereto).
*25.1	—	Form T-1 Statement of Eligibility of Trustee.

*
Filed herewith.

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TABLE OF CONTENTS
SUMMARY
Enbridge Energy Partners, L.P.
Exchange Offers
Terms of the Exchange Notes
Risk Factors
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
EXCHANGE OFFERS
DESCRIPTION OF EXCHANGE NOTES
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
LETTER OF TRANSMITTAL ANNEX A
LETTER OF TRANSMITTAL ANNEX B
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers .
  Item 21. Exhibits and Financial Statement Schedules .
  Item 22. Undertakings .
SIGNATURES
INDEX TO EXHIBITS